Exhibit 10.1

Consulting AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into and effective as of July 1, 2016 (the “Effective Date”), by and between the Community Bank of the Chesapeake (the “Bank”), and Michael Middleton, an individual (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

WHEREAS, the Bank desires to retain Consultant as an independent contractor to perform consulting services for the Bank, and Consultant is willing to perform such services, on the terms described in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

Section 1. Consulting Period and Services

(a) Consulting Period. Consultant shall provide consulting services (as defined below) for a period of twelve (12) consecutive months commencing on the Effective Date, unless the time period is extended in accordance with this Section 1 or earlier terminated in accordance with Section 3 (the “Consulting Period”). The Consulting Period shall be automatically extended for an additional twelve (12) month period on the anniversary of Effective Date (and each anniversary thereafter), unless written notice of non-renewal is provided in accordance with Section 3(a) of this Agreement.

(b) Services. During the Consulting Period, Consultant shall provide the consulting services set forth on Exhibit A (“Consulting Services”). The Consulting Services shall be performed at such times and in such locations as shall be mutually agreed between the Parties. The Bank shall not expect or require Consultant to perform Consulting Services for any period that would equal or exceed 20% of the average level of bona fide services performed by Consultant for the Bank (whether as an employee or independent contractor) over the 36-month period immediately preceding the Effective Date.

Section 2. Consulting Fees/Reimbursements

(a) Consulting Fees. In consideration for providing the Consulting Services, Consultant shall receive an amount in cash equal to $100,000, which shall be payable to Consultant in equal monthly installments in arrears over the Consulting Period, subject to Consultant’s continued compliance with this Agreement (the “Consulting Fees”).

(b) Expenses. The Bank shall reimburse Consultant pursuant to the Bank’s reimbursement policies as in effect from time to time for senior Consultants for reasonable business expenses incurred by Consultant in connection with the performance of the Services.

(c) No Benefits. Consultant acknowledges and agrees that he shall not be entitled to participate in any benefit plans of the Bank or its affiliates.

(d) Status as a Non-Employee. The Bank and Consultant acknowledge and agree that, in performing the Consultant Services pursuant to this Agreement, Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of the Bank or its affiliates. Consultant acknowledges that he is and shall be solely responsible for the payment of all federal, state, and local taxes that are required by applicable laws or regulations to be paid with respect to his Consulting Fees.

Section 3. Termination of Consulting Period

(a) Termination. Either the Bank or Consultant may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination.

(b) Payments upon Termination. Upon termination of the Consulting Period for any reason, the Bank shall pay to Consultant any unpaid Consulting Fees for Consulting Services rendered through the date of termination (which such fees shall be pro-rated to the extent such termination is effective at a date other than the last day of a month).

Section 4. Confidential Information

Consultant acknowledges that in the course of Consultant’s employment with, service to and involvement with Bank and its affiliates, Consultant has obtained or may obtain secret or confidential information, knowledge or data concerning the Bank and its affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties. Consultant shall hold in a fiduciary capacity for the benefit of the Bank and its affiliates all secret or confidential information, knowledge or data relating to the Bank and its affiliates, and their respective businesses, which shall have been obtained by Consultant during Consultant’s employment by the Bank, service of the Board of Directors of the Bank or The Community Financial Corporation (the “Company”) Board of Directors or any of its affiliates and which shall not be or become public knowledge (other than by acts by Consultant or representatives of Consultant in violation of this Agreement). Consultant shall not, without the prior written consent of the Bank or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Bank and those designated by it.

Section 5. Remedies

In the event of a breach or threatened breach by Consultant of Section 4, Consultant hereby consents and agrees that the Bank shall be entitled to seek, in addition to other available remedies, specific performance, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction in accordance with Section 6(d). The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief (including, without limitation, recoupment or clawback of any previously paid portion of the Consulting Fees and termination of the Bank’s obligation to pay any unpaid portion of the Consulting Fees). If any of the covenants set forth in Section 4 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby.

Section 6. Miscellaneous

(a) Non-Assignability. This Agreement may not be assigned by Consultant.

(b) Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.

(c) Entire Agreement. This Agreement contains the entire and complete agreement among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.

(d) Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to conflict of law provisions.

(e) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Bank:

Community Bank of the Chesapeake
3035 Leonardtown Road
Waldorf, MD 20601

Attn: President and Chief Executive Officer

If to Consultant:    At the most recent address listed in the Bank’s records.

(f) Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

(g) Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.

(h) Waiver. The Company, the Bank and Consultant acknowledge that this Agreement is in documentary compliance with Section 409A of the Code. However, in the event that any payments or benefits under this Agreement are deemed to be subject to any excise taxes, including any penalties or interest, imposed under Section 409A of the Code by the Internal Revenue Service (“409A Penalties”), Consultant shall be solely responsible for the payment of the 409A Penalties to the Internal Revenue Service. In addition, Consultant hereby forever releases, waives, discharge and acquits the Company, the Bank and their successors and assigns and the Company’s and the Bank’s directors officers, employees and agents, affiliates, subsidiaries, and the heirs and assigns of all of them, from any claim that Consultant, Consultant’s heirs, successors and assigns may have related to the recovery or reimbursement of any 409A Penalties that may be incurred by Consultant or Consultant’s heirs, successors or assigns. Similarly, the Bank, the Company and their successors and assigns hereby forever releases, waives, discharge and acquits Consultant and Consultant’s heirs, successors and assigns from any claim that the Bank or the Company (including any affiliates and successors) may have related to the recovery or reimbursement of any penalty imposed by the Internal Revenue Service for the failure to comply with the reporting and withholding requirements under Section 409A of the Code.

(i) Legal Fees. All reasonable costs and legal fees paid or incurred by Consultant pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, if Consultant is successful with respect to such dispute or question of interpretation pursuant to a legal judgment, arbitration or settlement. Such reimbursements shall be paid to Consultant within two months after the dispute is settled or resolved in Consultant’s favor.

(j) Cooperation. Consultant shall: (i) furnish such information and assistance to the Bank and the Company, as may reasonably be requested by the Bank and the Company with respect to any matter, project, initiative, or effort for which Consultant is or was responsible or has relevant knowledge or has or had substantial involvement in while employed by the Bank; (ii) cooperate with the Bank and the Company during the course of all third-party proceedings arising out of the businesses of the Bank and the Company about which Consultant has knowledge or information; and (iii) cooperate with the Bank and the Company in connection with a valuation of Consultant’s agreement to refrain from taking certain actions as provided for under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMMUNITY BANK OF THE CHESAPEAKE

By:	/s/ William J. Pasenelli
Name:	William J. Pasenelli
Title:	President and Chief Executive Officer

CONSULTANT

/s/ Michael Middleton
Michael Middleton

EXHIBIT A

Consultant will provide certain consulting services to the Bank, including but not limited to, advising on bank markets, operations and strategic direction of the Bank and as requested by the Board of Directors and Chief Executive Officer of the Bank.